UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2008
MedQuist Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-19941	22-2531298

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ		08054

(address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (856) 206-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 15, 2008, the Board of Directors (the “Board”) of MedQuist Inc. (the “Company”) increased the size of the Board to seven directors and unanimously appointed Warren Pinckert to the Board effective as of that date. Pursuant to the Governance Agreement by and between Koninklijke Philips Electronics N.V. (“Philips”) and the Company dated May 22, 2000, Mr. Pinckert is deemed to be an “Independent Director.” Philips is the Company’s majority shareholder, owning approximately 69.6% of the Company’s common stock. There are no transactions in which Mr. Pinckert has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Pinckert has been elected chairman of the Audit Committee of the Board and member of the Supervisory Committee of the Board.
As an Independent Director, Mr. Pinckert is entitled to compensation for, and reimbursement of all expenses incurred in connection with, his service on the Board. Mr. Pinckert will receive the standard compensation for Independent Directors for service on the Board.
On February 21, 2008, the Company entered into an indemnification agreement with Mr. Pinckert. The indemnification agreement provides, among other things, that to the extent permitted by New Jersey law, the Company will indemnify each director against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of the Board. A copy of Mr. Pinckert’s indemnification agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
The public announcement regarding the appointment of Mr. Pinckert was made by means of a press release, the text of which is set forth in Exhibit 99.1 to this Form 8-K and which is incorporated herein by reference in its entirety.
Item 9.01 Financial Statements and Exhibits
(d)
The attached Exhibit Index is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDQUIST INC.
Date: February 21, 2008	By:	/s/ Howard S. Hoffmann
		Name:	Howard S. Hoffmann
		Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Indemnification Agreement dated February 21, 2008 between MedQuist Inc. and Warren Pinckert.

99.1	Press Release of MedQuist Inc. dated February 15, 2008.